Exhibit 24.1

Power of Attorney

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Douglas J. Hillman and Kevin J. Purcell as his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his substitute or substitutes, any lawfully do or cause to be done by virtue hereof.

/s/ Douglas J. Hillman	Date: July 16, 2009
Douglas J. Hillman
President and Chief Executive Officer and Director

/s/ Kevin J. Purcell	Date: July 16, 2009
Kevin J. Purcell
Executive Vice President and Chief Financial Officer

/s/ P. Mark Perkins	Date: July 16, 2009
P. Mark Perkins
Executive Vice President and Director

/s/ Roy Robinson	Date: July 16, 2009
Roy Robinson, Director

/s/ Donald Russell	Date: July 16, 2009
Donald Russell, Director

/s/ Thomas E. Whytas	Date: July 16, 2009
Thomas E. Whytas, Jr., Director